Exhibit 10.45
AMDL, INC.
EMPLOYMENT AGREEMENT
     This Employment Agreement (the “Agreement”) is entered into this 31st day of March, 2008, and is effective as of the 31st day of January, 2008 (the “Effective Date”), by and between AMDL, INC., a Delaware corporation (the “Company”) and Gary L. Dreher, (the “Employee”).
RECITALS
     A. The Employee is currently the President and Chief Executive Officer of the Company and the Employee’s prior Employment Agreement has expired.
     B. The Company desires to employ the Employee and the Employee desires to continue his employment with the Company as of the “Effective Date” hereof, upon the terms and conditions set forth in this Agreement.
     C. Effective November 15, 2001, the Company adopted the AMDL, Inc. Executive Management Change in Control Severance Pay Plan, which was modified as of the effective date hereof (the “EMCCSPP”). The EMCCSPP remains in full force and effect and provides the benefits described therein to “Eligible Participants” (as defined therein) who are “Qualified Employees” (as defined therein). The Employee is an “Eligible Participant” and “Qualified Employee” for purposes of the EMCCSPP.
AGREEMENT
     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree as follows:
ARTICLE 1
EMPLOYMENT, TERMS, AND DUTIES
     1.1 Term. The Company agrees to employ the Employee and the Employee hereby accepts such employment in accordance with the terms of this Agreement, for a period of three (3) years commencing on the Effective Date and ending on January 31, 2011, unless the Agreement is earlier terminated as provided herein.
     1.2 Services and Exclusivity of Services. So long as this Agreement shall continue in effect, the Employee shall devote the Employee’s full business time, energy, and ability exclusively to the business, affairs and interests of the Company and matters related thereto; shall use the Employee’s best efforts and abilities to promote the Company’s interests; and shall perform the services contemplated by this Agreement in accordance with policies established by the Board of Directors of the Company (the “Board”). Without the prior express written authorization of the Board, the Employee shall not, directly or indirectly, during the term of this Agreement: (a) render services to any other person or firm for compensation or (b) engage in any activity competitive with or adverse to the Company’s business, whether alone, as a partner, officer, director, employee, or significant investor of or in any other entity. (An investment of greater than five percent of the outstanding capital or equity securities of an entity shall be deemed significant for these purposes.)

          1.2.1 Other Business Activities. The Company and the Employee acknowledge that the Employee’s wholly-owned company, Medical Market International LLC, is and will continue to be involved in testing of wine grapes and wine for sugar. This work will be performed by others, and will not require any of the Employee’s business time or effort.
     1.3 Duties and Responsibilities. During the term of this Agreement, the Employee shall serve as President and Chief Executive Officer of the Company; shall discharge the obligations and responsibilities normally associated with such office; and shall use his best efforts to promote the interests of the Company and refrain from acts which may adversely affect the reputation or business of the Company.
     1.4 Return of Proprietary Property. The Employee agrees that all property in the Employee’s possession belonging to the Company, including without limitation, all documents, reports, manuals, memoranda, computer print-outs, customer lists, credit cards, keys, identification, products, access cards and all other property relating in any way to the business of the Company that could be used competitively by others is the exclusive property of the Company, even if the Employee authored, created or assisted in authoring or creating, such property. The Employee shall return to the Company all such documents that could be used competitively by others (and copies and summaries thereof) and property immediately upon termination of employment or at any time upon the request of the Company. All personal property brought by the Employee to the Company and all documents of the Employee generated by him during his employment which could not be competitively used by others shall remain the property of the Employee and shall be returned to the Employee.
ARTICLE 2
COMPENSATION AND BENEFITS
     2.1 Base Salary. During the term of this Agreement, the Company will pay the Employee a base salary at the rate of Fifty-four Thousand One Hundred Sixty-six and 66/100 Dollars ($54,166.66) per month (the “Base Salary”) commencing on the Effective Date, payable in semi-monthly installments of Twenty-seven Thousand Eighty-three and 33/100 Dollars ($27,083.33) in accordance with the Company’s usual payroll practice. The Employee’s Base Salary may be increased in the future at the discretion of the Board.
     2.2 Stock Options. In connection with this Agreement, the Company previously granted to the Employee options to purchase an aggregate of 300,000 shares of the Company’s common stock at an exercise price of $3.45, (the “Options”) under the Company’s 2007 Equity Incentive Plan. The Options are represented by a previously delivered Non-qualified Stock Option Agreement in the form of Exhibit “A” hereto. Nothing shall prevent the Company from granting additional stock options to the Employee in the future.
     2.3 Bonus. The Employee shall be awarded a bonus of $100,000 for the Company’s 2008 fiscal year, which bonus shall have been paid on or about February 15, 2008, and shall be entitled to such other bonuses, if any, as are awarded by the Board of Directors of the Company, in the Board of Directors sole and absolute discretion.
     2.4 Additional Benefits. The Employee and the Company agree and acknowledge that the Employee shall be entitled to participate in all of the Company’s benefit programs available to all employees as they exist from time to time.

     2.5 Vacation. The Employee shall be entitled to thirty (30) days paid vacation each year during the term of this Agreement. Vacation time shall accrue at the rate of 2.5 days per month and at no time shall the Employee accrue more than 60 days of vacation.
     2.6 Life Insurance. The Company, at the Company’s expense, subject to the Employee’s insurability, will obtain term life insurance on the life of the Employee in the amount of $2 million; $1 million of the benefits shall be payable to the Company and $1 million of the benefits shall be payable to the Employee’s estate. The Employee acknowledges that a portion or all of the cost of such insurance may be deemed compensation to the Employee.
     2.7 Reimbursement for Dues. The Company shall pay or reimburse the Employee for his monthly dues payable for a club membership. The Employee shall be responsible for payment of all taxed due with respect to this benefit or reimbursements of any such dues.
ARTICLE 3
TERMINATION
     3.1 Termination Events. This Agreement and all obligations hereunder (except the obligations contained in Article 5, which shall survive any termination hereunder and any benefits under the EMCCSPP), shall terminate upon the earliest to occur of any of the following:
          3.1.1 Expiration of Term; Resignation. The expiration of the term provided for in Section 1.1 or the voluntary termination or resignation by the Employee or retirement from the Company in accordance with the normal retirement policies of the Company or the mutual agreement of the Company and the Employee. In the event of any termination under this Section 3.1.1, the Employee will not be entitled to receive any further payments or benefits from the Company and the Company shall be released from any and all obligations under this Agreement.
          3.1.2 Death or Disability of the Employee. The death or any illness, disability or other incapacity of the Employee that results in the Employee being unable to perform the Employee’s duties with the Company on a full-time basis for a period of three (3) consecutive months, or for shorter periods aggregating ninety (90) or more days in any twelve (12) month period. If the Employee shall become ill, disabled or incapacitated as set forth above, the Employee’s employment may be terminated by written notice from the Company to the Employee, after which the Employee will not be entitled to receive any further payments or benefits (except for long term disability benefits) from the Company and the Company shall be released from any and all obligations under this Agreement.
          3.1.3 For Cause. The Company may, by delivering written notice to the Employee, terminate the Employee’s employment and all of the Employee’s rights to receive Base Salary, Bonus and any benefits hereunder for cause. Such written notice shall be effective upon delivery to the Employee. For purposes of this Agreement, the term “cause” shall be defined as any of the following:
          (i) the Employee’s material breach of any of the duties and responsibilities under this Agreement (other than as a result of illness, incapacity or disability), which breach is not cured within ten (10) days after written notice thereof to the Employee which notice specifically identifies the material breach, or engaging in any activities competitive with or injurious to the Company, in either case in the good faith reasonable judgment of the Board of Directors;

          (ii) the Employee’s conviction by, or entry of a plea of guilty or nolo contendere in, a court of competent and final jurisdiction for a felony or a misdemeanor involving moral turpitude (other than minor traffic violations or similar offenses);
          (iii) the Employee’s commission of an act of fraud upon the Company or personal dishonesty, or willful or negligent misconduct;
          (iv) the Employee’s willful violation of any duty of loyalty to the Company or a breach of the Employee’s fiduciary duty involving personal profit.
          3.1.3.1 Willful Defined. For the purposes of this Agreement, no act, or failure to act on the Employee’s part shall be considered “willful” unless done or omitted to be done by the Employee other than in good faith and without reasonable belief that the Employee’s action or omission was in the best interests of the Company.
          3.1.4 Without Cause Termination. At any time, on 30 days prior written notice, the Company or the Employee may terminate this Agreement without cause. In the event of termination by the Employee without cause, the Employee shall receive his Base Salary and other benefits up to the date of termination. In the event of termination by the Company without cause, the Employee shall receive the severance benefits described in Paragraph 3.2 below.
          3.1.5 No Severance on For Cause Termination. In the event the Employee’s employment is terminated at any time for cause, the Employee will not be entitled to any further payments or benefits from the Company and the Company shall be immediately released from any and all obligations under this Agreement.
     3.2 Severance Benefits on Termination Without Cause. The Company and the Employee understand and agree that, notwithstanding anything to the contrary contained within this Agreement, both the Company and the Employee shall have the right, during the Term and any extensions thereof to elect to terminate this Agreement. Upon the occurrence of such election by the Company, the Employee shall be paid severance compensation, as specified below:
          3.2.1 The Company agrees to pay to the Employee his Base Salary and all the Employee Benefits described in Paragraphs 2.5 through 2.7, above, and 4.2, below, for a period equal to the remaining term of this Agreement or for a minimum of twelve (12) months following the Company’s election to terminate this Agreement, whichever is greater; provided, however, that any such payments that remain unpaid as of March 15 of the calendar year immediately following the calendar year in which such termination occurs shall be accelerated and paid as of such date; provided, further, that all payments in respect of such Employee Benefits shall be paid within 30 days of the reimbursement for any expenses, salaries, benefits and all monies owed.
          3.2.2 In consideration of the Severance Amount, the Employee agrees to fully execute and sign the Severance Agreement and General Release set forth in Exhibit “B,” attached hereto, and by this reference incorporated herein.
     3.3 Exclusive Remedy. The Employee agrees that the payments expressly provided and contemplated by Section 3 of this Agreement shall constitute the sole and exclusive obligation of the Company in respect of the Employee’s employment with and relationship to the Company and that the payment thereof shall be the sole and exclusive remedy for any breach of contract claim which may be brought as a result of any termination of the Employee’s employment.

ARTICLE 4
BUSINESS EXPENSES
     4.1 Business Expenses. During the term of this Agreement, to the extent that such expenditures satisfy the criteria under the Internal Revenue Code for deductibility for federal income tax purposes as ordinary and necessary business expenses, the Company shall reimburse the Employee promptly for reasonable business expenditures, including travel, entertainment and parking, made and substantiated in accordance with policies, practices and procedures established from time to time by the Company and, incurred in the pursuit and furtherance of the Company’s business and goodwill.
     4.2 Car Allowance. The Company and the Employee acknowledge that the Employee will need to use his personal automobile for business travel and hereby agree that the sum of $750.00 to be paid monthly shall constitute complete and proper reimbursement for this usage and maintenance expense. No vouchers need be supplied by the Employee.
ARTICLE 5
CONFIDENTIAL INFORMATION
     5.1 Confidential Information. At all times during and after the expiration of this Agreement, the Employee will hold in strict confidence and, without the express prior written authorization of the Company’s Board of Directors, the Employee shall not disclose to any person or entity, any financial or marketing data of the Company (including, without limitation, financial statements of the Company), or any technique, process, formula, developmental or experimental work, work in progress, business methods, business or marketing plans or trade secrets of or used in the business of the Company, or any other proprietary or confidential information relating to the Company or the services, business affairs of the Company, including, without limitation, any information relating to inquiries made by the Company (collectively, the “Confidential Information”). The Employee agrees that the Employee will not make use of any of the Confidential Information during the term of this Agreement other than for the exclusive benefit of the Company and that the Employee shall not make any use whatsoever of the Confidential Information at any time after termination of the Employee’s employment with the Company. Upon termination of such employment, the Employee shall deliver to the Company (i) all documents, records, notebooks, work papers and all similar repositories containing any Confidential Information or any other information concerning the Company, whether prepared by the Employee, the Company or anyone else and (ii) all tangible personal property belonging to the Company that is in the Employee’s possession. The foregoing restrictions shall not apply to (i) information which is or becomes, other than as a result of a breach of this Agreement, generally available to the public, (ii) information related to the terms of the Employee’s compensation or benefits as an employee of the Company, (iii) information known to the Employee prior to the effective date of this Agreement or (iv) the disclosure of information required pursuant to a subpoena or other legal process; provided that the Employee shall notify the Company, in writing, of the receipt of any such subpoena or other legal process requiring such disclosure immediately after receipt thereof and the Employee shall assist the Company in any efforts it may undertake to quash such subpoena or other legal process or obtain an appropriate protective order prior to any such disclosure by the Employee.

     5.2 Solicitation of the Employees. In consideration and recognition of the fact that the Employee’s position with the Company is an executive position involving fiduciary responsibility to the Company and access to the Company’s confidential, proprietary information, the Employee agrees that the Employee will not, directly or indirectly, solicit or take away any employees of the Company for employment by any enterprise that competes with, or is engaged in a substantially similar business to, the business of the Company as presently conducted or proposed to be conducted. This Section 5.2 shall survive for a period of one (1) year from the date of termination of this Agreement.
ARTICLE 6
DISPUTE RESOLUTION
     6.1 Dispute Resolution. Each of the parties consents to the exclusive jurisdiction of any court exercising competent jurisdiction in the County of Orange, State of California (or any court exercising competent appellate jurisdiction), over any dispute arising out of or relating to this Agreement. Each of the parties hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection that each may now or hereafter have to the laying of venue of any such dispute or proceeding brought in such court or any defense of inconvenient forum in connection therewith.
ARTICLE 7
MISCELLANEOUS
     7.1 Modifications. This Agreement supersedes all prior agreements and understandings between the parties relating to the employment of the Employee by the Company, and it may not be changed or terminated orally. No modification, termination, or attempted waiver of any other provisions of this Agreement will be valid unless in writing signed by both parties hereto.
     7.2 Enforceability and Severability. If any term of this Agreement is deemed void, voidable, invalid or unenforceable for any reason by an arbitrator or a court of competent jurisdiction, such term will be deemed severable from all other terms of this Agreement, which will continue in full force and effect. In the event that any term is held by an arbitrator or a court of competent jurisdiction to over broad as written, the term will be deemed amended to narrow its application to the extent necessary to make the term enforceable.
     7.3 Withholding. To the extent required by any applicable law, including, without limitation, any federal or state income tax or excise tax law or laws, the Federal Insurance Contributions Act, the Federal Unemployment Tax Act or any comparable federal, state or local laws, the Company retains the right to withhold such portion of any amount or amounts payable to the Employee under this Agreement as the Company deems necessary.
     7.4 Captions. The various headings or captions in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.
     7.5 Governing Law. The validity, interpretation, construction, performance, enforcement and remedies of or relating to this Agreement, and the rights and obligations of the parties hereunder, shall be governed by the substantive laws of the State of California, and any and every legal proceeding (other than arbitration proceedings conducted in accordance with Article 5 hereof) arising out of or in connection with this Agreement shall be brought in the appropriate courts of the State of California, each of the parties hereby consenting to the exclusive jurisdiction of said courts for this purpose.

     7.6 Succession. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns and any such successor or assignee shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, “successor” and “assignee” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires the stock of the Company or to which the Company assigns this Agreement by operation of law or otherwise. The obligations and duties of the Employee hereunder are personal and otherwise not assignable. the Employee’s obligations under Sections 1.4, 5.1, 5.2 and 6.1 of this Agreement will survive the termination of the Employee’s employment, regardless of the manner of such termination.
     7.7 Waivers. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy hereunder preclude any other further exercise thereof or the exercise of any right or remedy granted hereby or by law.
     7.8 Injunctive Relief. The Employee acknowledges and agrees that any breach or threatened breach of this Agreement or the Proprietary Information Agreement might cause irreparable harm to the Company and that, in such case, the Company would have no adequate remedy at law. In the event of a breach or threatened breach by the Employee of this Agreement, the Company may, in addition to any other rights and remedies it may have pursuant to this Agreement, immediately seek any judicial action that the Company may deem necessary or appropriate, including without limitation, the obtaining of injunctive relief against the Employee without the necessity of posting a bond or other security and without prejudice to any other remedies which may be available to the Company at law or in equity.
     7.9 Entire Agreement. This Agreement, escrow agreement and the Employee Severance Agreement shall constitute the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements or understandings, oral or written, between the parties hereto with respect to the subject matter hereof.
     7.10 Representation by Counsel; Interpretation. The Company and the Employee each acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the matters contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to affect the intent of the parties.
     7.11 Notices. All notices, requests, demands or other communications under this Agreement shall be in writing and shall be validly given or made to another party if given by personal delivery, telex, facsimile, telegram, or if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested. If such notice, demand or other communication is given by personal delivery, telex, facsimile or telegram, service shall be conclusively deemed made at the time of receipt. If such notice, demand or other communication is given by mail, such notice shall be conclusively deemed given five (5) business days after the deposit thereof in the United States mail addressed to the party to whom such notice, demand or other communication is to be given as hereinafter set forth:

If to the Company:	AMDL, Inc.
2492 Walnut Avenue, Suite 100
Tustin, California 92780-7039

If to the Employee:	Gary L. Dreher
6301 Acacia Hill Drive
Yorba Linda, California 92886

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.
“EMPLOYEE”
AMDL, INC.

/s/ Gary L. Dreher

GARY L. DREHER

“COMPANY”

By:	AMDL. Inc.

By:	/s/ Akio Ariura
Akio Ariura, Chief Financial Officer

EXHIBIT “A”
NON-QUALIFIED STOCK OPTION AGREEMENT
     THIS NON-QUALIFIED STOCK OPTION AGREEMENT (the “Agreement”) is entered into March 3, 2008, by and between AMDL, INC., a Delaware corporation (the “Corporation”), and GARY L. DREHER (the “Optionee”).
R E C I T A L S
     A. In 2007, the Board of Directors of the Corporation adopted, subject to the approval of the Corporation’s stockholders, the AMDL, Inc. 2007 Equity Incentive Plan (the “Plan”).
     B. Pursuant to the Plan and in connection with the Employment Agreement to be entered into to be effective as of January 31, 2008, the members of the Board of Directors of the Corporation serving on the Committee authorized granting to Optionee options to purchase 300,000 shares of the common stock, $.001 par value, of the Corporation (the “Shares”) for the term and subject to the terms and conditions hereinafter set forth.
A G R E E M E N T
It is hereby agreed as follows:
     1. CERTAIN DEFINITIONS. Unless otherwise defined herein, or the context otherwise clearly requires, terms with initial capital letters used herein shall have the meanings assigned to such terms in the Plan.
     2. GRANT OF OPTIONS. The Corporation hereby grants to Optionee, Options to purchase all or any part of 300,000 Shares, upon and subject to the terms and conditions of the Plan, which is incorporated in full herein by this reference, and upon the other terms and conditions set forth herein.
     3. OPTION PERIOD. The Options vest over the 24-month period commencing on the date of grant shall be exercisable at any time after the date hereof (subject to the provisions of Section 16) and expiring on March ___, 2013.
     4. METHOD OF EXERCISE. The Options shall be exercisable by Optionee by giving written notice to the Corporation of the election to purchase and of the number of Shares Optionee elects to purchase, such notice to be accompanied by such other executed instruments or documents as may be required by the Committee pursuant to this Agreement, and unless otherwise directed by the Committee, Optionee shall at the time of such exercise tender the purchase price of the Shares he has elected to purchase. An Optionee may purchase less than the total number of Shares for which the Option is exercisable, provided that a partial exercise of an Option may not be for less than one hundred (100) Shares. If Optionee shall not purchase all of the Shares which he is entitled to purchase under the Options, his right to purchase the remaining unpurchased Shares shall continue until expiration of the Options. The Options shall be exercisable with respect of whole Shares only, and fractional Share interests shall be disregarded.
     5. AMOUNT OF PURCHASE PRICE. The purchase price per Share for each Share which Optionee is entitled to purchase under the Options shall be $3.45 per Share.

     6. PAYMENT OF PURCHASE PRICE. At the time of the Optionee’s notice of exercise of the Options, Optionee shall tender in cash or by certified or bank cashier’s check payable to the Corporation, the purchase price for all Shares then being purchased; provided, however, the Board of Directors may, in its sole discretion, permit payment by the Corporation of the purchase price in whole or in part with Shares. If the Optionee is so permitted, and the Optionee elects to make payment with Shares, the Optionee shall deliver to the Corporation certificates representing the number of Shares in payment for new Shares, duly endorsed for transfer to the Corporation, together with any written representations relating to title, liens and encumbrances, securities laws, rules and regulatory compliance, or other matters, reasonably requested by the Board of Directors. The value of Shares so tendered shall be their Fair Market Value Per Share on the date of the Optionee’s notice of exercise.
     7. NONTRANSFERABILITY OF OPTIONS. The Options shall not be transferable, either voluntarily or by operation of law, otherwise than by will or the laws of descent and distribution and shall be exercisable during the Optionee’s lifetime only by Optionee.
     8. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION. As used herein, the term “Adjustment Event” means an event pursuant to which the outstanding Shares of the Corporation are increased, decreased or changed into, or exchanged for a different number or kind of shares or securities, without receipt of consideration by the Corporation, through reorganization, merger, recapitalization, reclassification, stock split, reverse stock split, stock dividend, stock consolidation or otherwise. Upon the occurrence of an Adjustment Event, (i) appropriate and proportionate adjustments shall be made to the number and kind and exercise price for the Shares subject to the Options, and (ii) appropriate amendments to this Agreement shall be executed by the Corporation and Optionee if the Committee determines that such an amendment is necessary or desirable to reflect such adjustments. If determined by the Committee to be appropriate, in the event of an Adjustment Event which involves the substitution of securities of a corporation other than the Corporation, the Committee shall make arrangements for the assumptions by such other corporation of the Options. Notwithstanding the foregoing, any such adjustment to the Options shall be made without change in the total exercise price applicable to the unexercised portion of the Options, but with an appropriate adjustment to the number of Shares, kind of Shares and exercise price for each Share subject to the Options. The determination by the Committee as to what adjustments, amendments or arrangements shall be made pursuant to this Section 8, and the extent thereof, shall be final and conclusive. No fractional Shares shall be issued on account of any such adjustment or arrangement.
     9. NO RIGHTS TO CONTINUED EMPLOYMENT OR RELATIONSHIP. Nothing contained in this Agreement shall obligate the Corporation to employ or have another relationship with Optionee for any period or interfere in any way with the right of the Corporation to reduce Optionee’s compensation or to terminate the employment of or relationship with Optionee at any time.
     10. TIME OF GRANTING OPTIONS. The time the Options shall be deemed granted, sometimes referred to herein as the “date of grant,” shall be March 3, 2008.
     11. PRIVILEGES OF STOCK OWNERSHIP. Optionee shall not be entitled to the privileges of stock ownership as to any Shares not actually issued and delivered to Optionee. No Shares shall be purchased upon the exercise of any Options unless and until, in the opinion of the Corporation’s counsel, any then applicable requirements of any laws, or governmental or regulatory agencies having jurisdiction, and of any exchanges upon which the stock of the Corporation may be listed shall have been fully complied with.

     12. SECURITIES LAWS COMPLIANCE. The Corporation will diligently endeavor to comply with all applicable securities laws before any stock is issued pursuant to the Options. Without limiting the generality of the foregoing, the Corporation may require from the Optionee such investment representation or such agreement, if any, as counsel for the Corporation may consider necessary in order to comply with the Securities Act of 1933, as amended, as then in effect, and may require that the Optionee agree that any sale of the Shares will be made only in such manner as is permitted by the Committee. The Committee may in its discretion cause the Shares underlying the Options to be registered under the Securities Act of 1933, as amended, by filing a Form S-8 Registration Statement covering the Options and the Shares underlying the Options. Optionee shall take any action reasonably requested by the Corporation in connection with registration or qualification of the Shares under federal or state securities laws.
     13. INTENDED TREATMENT AS NON-QUALIFIED STOCK OPTIONS. The Options granted herein are intended to be non-qualified stock options described in U.S. Treasury Regulation (“Treas. Reg.”) §1.83-7 to which Sections 421 and 422 of the Internal Revenue Code of 1986, as amended from time to time (the “Code”) do not apply, and shall be construed to implement that intent. If all or any part of the Options shall not be described in Treas. Reg. §1.83-7 or be subject to Sections 421 and 422 of the Code, the Options shall nevertheless be valid and carried into effect.
     14. PLAN CONTROLS. The Options shall be subject to and governed by the provisions of the Plan. All determinations and interpretations of the Plan made by the Committee shall be final and conclusive.
     15. SHARES SUBJECT TO LEGEND. If deemed necessary by the Corporation’s counsel, all certificates issued to represent Shares purchased upon exercise of the Options shall bear such appropriate legend conditions as counsel for the Corporation shall require.
     16. CONDITIONS TO OPTIONS.
          16.1 Compliance with Applicable Laws. The Corporation’s obligation to issue Shares upon exercise of the Options is expressly conditioned upon the completion by the Corporation of any registration or other qualification of such Shares under any state and/or Federal law or rulings or regulations of any governmental regulatory body, or the making of such investment representations or other representations and undertakings by the Optionee or any person entitled to exercise the Option in order to comply with the requirements of any exemption from any such registration or other qualification of such Shares which the Committee shall, in its sole discretion, deem necessary or advisable. Such required representations and undertakings may include representations and agreements that the Optionee or any person entitled to exercise the Option (i) is not purchasing such Shares for distribution and (ii) agrees to have placed upon the face and reverse of any certificates a legend setting forth any representations and undertakings which have been given to the Committee or a reference thereto.
          16.2 Stockholder Approval of Plan. If the Options granted hereby are granted prior to approval of the Plan by the stockholders of the Corporation pursuant to Section 8 of the Plan, the grant of the Options made hereby is expressly conditioned upon and such Options shall not be exercisable until the approval of the Plan by the stockholders of the Corporation in accordance with the provisions of Section 8 of the Plan.

     17. MISCELLANEOUS.
          17.1 Binding Effect. This Agreement shall bind and inure to the benefit of the successors, assigns, transferees, agents, personal representatives, heirs and legatees of the respective parties.
          17.2 Further Acts. Each party agrees to perform any further acts and execute and deliver any documents which may be necessary to carry out the provisions of this Agreement.
          17.3 Amendment. This Agreement may be amended at any time by the written agreement of the Corporation and the Optionee.
          17.4 Syntax. Throughout this Agreement, whenever the context so requires, the singular shall include the plural, and the masculine gender shall include the feminine and neuter genders. The headings and captions of the various Sections hereof are for convenience only and they shall not limit, expand or otherwise affect the construction or interpretation of this Agreement.
          17.5 Choice of Law. The parties hereby agree that this Agreement has been executed and delivered in the State of California and shall be construed, enforced and governed by the laws thereof. This Agreement is in all respects intended by each party hereto to be deemed and construed to have been jointly prepared by the parties and the parties hereby expressly agree that any uncertainty or ambiguity existing herein shall not be interpreted against either of them.
          17.6 Severability. In the event that any provision of this Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement.
          17.7 Notices. All notices and demands between the parties hereto shall be in writing and shall be served either by registered or certified mail, and such notices or demands shall be deemed given and made forty-eight (48) hours after the deposit thereof in the United States mail, postage prepaid, addressed to the party to whom such notice or demand is to be given or made, and the issuance of the registered receipt therefor. If served by telegraph, such notice or demand shall be deemed given and made at the time the telegraph agency shall confirm to the sender, delivery thereof to the addressee. All notices and demands to Optionee or the Corporation may be given to them at the following addresses:

If to the Company:	AMDL, Inc.
2492 Walnut Avenue, Suite 100
Tustin, California 92780-7039

If to the Employee:	Gary L. Dreher
6301 Acacia Hill Drive
Yorba Linda, California 92886
Such parties may designate in writing from time to time such other place or places that such notices and demands may be given.
          17.8 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, this Agreement supersedes all prior and contemporaneous agreements and understandings of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as set forth or referred to herein. No supplement, modification or waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.
          17.9 Attorneys’ Fees. In the event that any party to this Agreement institutes any action or proceeding, including, but not limited to, litigation or arbitration, to preserve, to protect or to enforce any right or benefit created by or granted under this Agreement, the prevailing party in each respective such action or proceeding shall be entitled, in addition to any and all other relief granted by a court or other tribunal or body, as may be appropriate, to an award in such action or proceeding of that sum of money which represents the attorneys’ fees reasonably incurred by the prevailing party therein in filing or otherwise instituting and in prosecuting or otherwise pursuing or defending such action or proceeding, and, additionally, the attorneys’ fees reasonably incurred by such prevailing party in negotiating any and all matters underlying such action or proceeding and in preparation for instituting or defending such action or proceeding.
     IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first set forth above.

“CORPORATION”
AMDL, INC.

By:	/s/ Akio Ariura
Akio Ariura,
Chief Financial Officer

“OPTIONEE”

GARY L. DREHER

EXHIBIT “B”
SEVERANCE AGREEMENT AND GENERAL RELEASE
     THIS SEVERANCE AGREEMENT AND GENERAL RELEASE (the “Agreement”) is made and entered into by and between GARY L. DREHER (the “Employee”) and AMDL, INC., a Delaware corporation (the “Company”).
RECITALS
     A. Effective as of January 31, 2008, the Employee entered into an Employment Agreement with the Company (the “Employment Agreement”).
     B. {The Employee has advised the Company that he has resigned his employment with the Company, effective upon the close of business on                     ; or the Employee has been terminated pursuant to Paragraph                      of the Employment Agreement, effective as of                     ; or the Employee’s employment has terminated pursuant to Paragraph                      of the Employment Agreement.}
     C. The Employee and the Company want to settle fully and finally all potential differences and/or differences between them, including all potential differences and/or differences which arise out of and/or relate to the Employee’s employment and/or separation of employment with the Company.
     NOW, THEREFORE, the Employee and the Company understand and agree as follows:
     1. Non-Admission of Wrongdoing. This Agreement shall not in any way be construed as an admission that the Company or any individual has any liability to or acted wrongfully in any way with respect to the Employee or any other person. The Company specifically denies that it has any liability to or that it has done any wrongful or discriminatory acts against the Employee or any other person on the part of itself or its officers, employees and/or agents.
     2. Separation of Employment. The Employee acknowledges that his employment with the Company ended as an the Employee of the Company, effective upon the close of business on                     .
     3. The Company Property. The Employee represents and agrees that he has turned over to the Company all files, memoranda, records and other documents, and any other personal property which is the property of the Company and which he had in his possession, custody or control at the time he signed this Agreement.
          (a) The Employee agrees and covenants not to file a lawsuit, administrative complaint, or charge of any kind with any court, governmental or administrative agency and/or arbitrator asserting any claims that are released in this Agreement.
          (b) The Employee represents and agrees that, prior to signing this Agreement, he has not filed and/or pursued any complaints, charges or lawsuits of any kind with any court, governmental or administrative agency and/or arbitrator against the Company and/or its stockholders, officers, directors, agents or employees, asserting any claims that are released in this Agreement.

     4. Compensation. For and in consideration of the following payments of compensation, after applicable payroll deductions, the Employee and the Company has entered into this Agreement:
          (i) Current “Base Salary” through                     , and pro-rated vacation pay and prorated sick pay due through                     , in the amount of                     , Dollars ($                    ), receipt of which is hereby acknowledged.
          (ii) Pursuant to Paragraph                      of the Employment Agreement, severance compensation in the amount of                     Dollars ($                    ), payable concurrently upon the Execution Date of this Agreement.
     5. Complete Release. In exchange for the consideration provided by the Company, the Employee agrees for the Employee, the Employee’s heirs, executors, administrators, spouse, successors and assigns to forever release and discharge the Company, the Company’s subsidiaries, the Company’s related companies, parents, successors and assigns, officers, directors, agents, attorneys, insurers, underwriters, employees and former employees from any and all claims, debts, promises, agreements, demands, causes of action, attorneys’ fees, losses and expenses of every nature whatsoever, known or unknown, suspected or unsuspected, filed or unfiled (including but not limited to the Civil Action), arising prior to the effective date of this Agreement, or arising out of or in connection with the Employee’s employment by and cessation of same with the Company or any affiliate of the Company. This total release includes, but is not limited to, all claims, liabilities, obligations, promises, agreements, contracts, controversies, damages, actions, causes of action, suits, rights demands, costs, losses, debts and expenses of the Employee or any claims arising directly or indirectly from the Employee’ employment with the Company including claims or demands related to any federal, state or local law or cause of action, including, but not limited to, retaliation, negligence, breach of contract, breach of the implied covenant of good faith and fair dealing, infliction of emotional distress, fraud, wrongful discharge, violation of public policy, defamation, assault, impairment of economic opportunity; violation of the California Fair Employment and Housing Act, Business & Professions Code Section 17200, the California Labor Code, the California Constitution; and any claims for violation of the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Family Medical Leave Act, the Employee Retirement Income Security Act, the Equal Pay Act, the Fair Labor Standards Act, the Rehabilitation Act of 1974, the California Family Rights Act (CFRA), and the Americans With Disabilities Act of 1990.
     The Employee hereby states that it is his intention in executing this Agreement that the same shall be effective as a bar to each and every claim, demand, cause of action, obligation, damage, liability, charge, attorneys’ fees and costs hereinabove released. The Employee hereby expressly waives and relinquishes all rights and benefits, if any, arising under the provisions of Section 1542 of the Civil Code of the State of California, which provides:
Section 1542. [Certain Claims Not Affected By General Release.] A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.
     6. Ownership of Claims. The Employee represents and agrees that he has not assigned or transferred, or attempted to assign or transfer, to any person or entity, any of the claims he is releasing in this Agreement.

     7. No Representations. The Employee represents and agrees that no promises, statements or inducements have been made to him which caused him to sign this Agreement other than those expressly stated in this Agreement.
     8. Successors. This Agreement shall be binding upon the Employee and upon his heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of the Company and to its administrators, representatives, successors and assigns.
     9. Arbitration. Any dispute regarding any aspect of this Agreement or any act which would violate any provision in this Agreement (hereafter referred to as “arbitrable dispute”) shall be resolved by binding arbitration under the Federal Arbitration Act, in conformity with the procedures of the California Arbitration Act (Cal. Code Civ. Proc. §1280 et seq., including section 1283.05 and all of the Act’s other mandatory and permissive rights to discovery). In addition to any other requirements imposed by law, the arbitrator selected shall be a retired California Superior Court Judge, or otherwise qualified individual to whom the parties mutually agree, and shall be subject to disqualification on the same grounds as would apply to a judge of such court. All rules of pleading (including the right of demurrer), all rules of evidence, all rights to resolution of the dispute by means of motions for summary judgment, judgment on the pleadings, and judgment under Code of Civil Procedure Section 631.8 shall apply and be observed. Resolution of the dispute shall be based solely upon the law governing the claims and defenses pleaded, and the arbitrator may not invoke any basis (including but not limited to, notions of “just cause”) other than such controlling law. The arbitrator shall have the immunity of a judicial officer from civil liability when acting in the capacity of an arbitrator, which immunity supplements any other existing immunity. Likewise, all communications during or in connection with the arbitration proceedings are privileged in accordance with Cal. Civil Code Section 47(b). As reasonably required to allow full use and benefit of this agreement’s modifications to the Act’s procedures, the arbitrator shall extend the times set by the Act for the giving of notices and setting of hearings. Awards shall include the arbitrator’s written reasoned opinion. The Employee understands and agrees to this binding arbitration provision, and both the Employee and Employer give up any right to trial by jury of any claim the Employee or Employer may have against each other.
     Should the Employee or the Company institute any legal action or administrative proceeding with respect to any claim waived by this Agreement or pursue any dispute or matter covered by this paragraph by any method other than said arbitration, the responding party shall be entitled to recover from the other party all damages, costs, expenses and actual attorneys’ fees incurred as a result of such action.
     10. Consultation with Counsel; Reasonable Time to Consider Agreement; Voluntary Participation in this Agreement. The Employee acknowledges that he has been advised of the opportunity to review this Agreement with an attorney, that he has had the opportunity to thoroughly discuss all aspects of his rights and this Agreement with an attorney to the extent the Employee elected to do so, that he has carefully read and fully understands all of the provisions of this Agreement, that he has been given a reasonable period to consider signing this Agreement, and that he is voluntarily signing this Agreement.
     11. Severability and Governing Law. Should any of the provisions of this Agreement be declared or be determined to be illegal, or invalid, all remaining parts, terms or provisions shall be valid, and the illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

     This Agreement is made and entered into in the State of California and shall in all respects be interpreted, enforced and governed under the laws of California.
     12. Proper Construction. The language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning, and not strictly for or against any of the parties. It is the intention of the parties hereto that if any provision of this Agreement is capable of two (2) constructions, one of which would render the provision void and the other of which would render the provision valid, then the provision shall have the meaning which renders it valid. As used in this Agreement, the term “or” shall be deemed to include the term and/or the singular or plural number shall be deemed to include the other whenever the context so indicates or requires. The paragraph headings used in this Agreement are intended solely for convenience of reference and shall not in any manner amplify, limit, modify or otherwise be used in the interpretation of any of the provisions hereof.
     13. Entire Agreement. This Agreement is the entire agreement between the Employee and the Company and fully supersedes any and all prior agreements, representation, negotiations and/or understandings between the parties pertaining to its subject matter, whether oral, written or both.
     14. Execution Date. For purposes of this Agreement, the phrase “Execution Date” or the phrase “Effective Date of Execution” shall mean the most current date set forth adjacent to the respective signatures of the parties hereto.
     15. Counterparts. This Agreement may be executed in counterparts by the respective parties hereto, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument and shall be valid and effective as if executed in the presence of each other.
     IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement on the date set forth adjacent to their respective signatures.
“COMPANY”
AMDL, INC.

By:

,

“EMPLOYEE”

GARY L. DREHER